Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
November 21, 2019 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Third Quarter 2019 Earnings

SEATTLE, Wash. (November 21, 2019) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.81 for the third quarter ended November 2, 2019. Total Company net sales decreased 2.2 percent in the third quarter, improving by more than 200 basis points from the first half of 2019.
“Our market strategy is transforming our business model in how we’re serving customers. We have a unique mix of assets – Full-Price, Off-Price, stores, and online – and we are further linking our businesses to serve customers in new and differentiated ways. We achieved an important milestone with the opening of our New York City flagship store, significantly increasing our presence in the world’s top retail market. It’s a culmination of efforts across many teams, and we are grateful for their dedication and passion in bringing this store to life,” said Erik Nordstrom, co-president, Nordstrom, Inc.
“Our third quarter earnings exceeded expectations, demonstrating substantial progress in the delivery of our strategy and strength of our operating discipline. Through our customer focus, we drove broad-based improvement in top-line trends. The consistent strength of our inventory and expense execution contributed to increased profitability for the quarter.”

•	Sales trends improved across Nordstrom’s Full-Price and Off-Price businesses through aggressive actions taken during the year related to loyalty, digital marketing and merchandise assortment.

•
In Full-Price, the Company improved the economics of its Anniversary event, which positively contributed to merchandise margins. Off-Price delivered positive sales and earnings growth, increasing inventory turns for the eighth consecutive quarter.

•
In the third quarter, the Company expanded EBIT margin through ongoing inventory discipline and progress in bending its expense curve. Nordstrom realized $170 million in expense savings year-to-date and expects to well-exceed its plan of $150 to $200 million for the year.

•
Since scaling the Company’s market strategy in Los Angeles, third quarter sales growth outpaced other markets by approximately 100 basis points. Nordstrom recently expanded its strategy to New York, San Francisco, Chicago and Dallas to offer customers a greater selection of product available for same-day pickup or next-day delivery.

•
The Nordstrom NYC flagship opening reflected a strong customer response with 85,000 visits during the first weekend. Additionally, the corresponding sales lift in the Men’s store exceeded expectations.

THIRD QUARTER 2019 SUMMARY

•
Third quarter net earnings were $126 million compared with $67 million during the same period in fiscal 2018. Prior year results included an after-tax estimated non-recurring credit-related charge of $49 million. Excluding this charge, earnings grew 9 percent over last year.

•
Earnings before interest and taxes (“EBIT”) were $193 million, or 5.4 percent of net sales, compared with $105 million, or 2.9 percent of net sales, during the same period in fiscal 2018. Excluding a $72 million estimated non-recurring credit-related charge in 2018, EBIT margin expanded by approximately 50 basis points.

•
In Full-Price, net sales decreased 4.1 percent compared with the same period in fiscal 2018. Off-Price net sales increased 1.2 percent. Total company digital sales grew 7 percent and represented 34 percent of the business.

•
Gross profit, as a percentage of net sales, of 34.3 percent increased 100 basis points compared with the same period in fiscal 2018, primarily due to fewer markdowns from continued inventory discipline in Off-Price and higher sell-through of Anniversary product in Full-Price. Ending inventory decreased 2.7 percent from last year, maintaining a positive spread between inventory and sales for the third consecutive quarter.

•
Selling, general and administrative expenses, as a percentage of net sales, of 31.8 percent decreased 132 basis points compared with the same period in fiscal 2018. Excluding the credit-related charge of $72 million in 2018, expenses deleveraged by approximately 60 basis points due to New York City flagship pre-opening costs.

•
The Company’s enhanced loyalty program continues to grow. The Nordy Club had more than 12 million active customers, which represented an increase of 13 percent over last year and nearly 65 percent of sales for the third quarter.

•
During the nine months ended November 2, 2019, the Company repurchased 4.1 million shares of its common stock for $186 million. A total capacity of $707 million remains available under its existing share repurchase authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission (“SEC”) rules.

•
On November 6, 2019, the Company issued $500 million of senior unsecured 10-year notes. This is expected to be a leverage neutral transaction as the Company expects to use these proceeds in early December to fully retire its May 2020 notes.

EXPANSION UPDATE
During the third quarter of 2019, the Company opened the following stores:

Location	Store Name	Square Footage (000’s)	Timing
Full-Price
U.S. — Nordstrom
Norwalk, CT	The SoNo Collection	152	October 11
New York, NY	Nordstrom Women’s Store NYC	327	October 24

Nordstrom Local
New York, NY	Upper East Side Local	2	September 5
New York, NY	West Village Local	2	September 27

Off-Price
U.S. — Nordstrom Rack
El Segundo, CA	Plaza El Segundo	23	September 26

Number of Stores	November 2, 2019	November 3, 2018
Full-Price
U.S. — Nordstrom full-line	110	116
Canada — Nordstrom full-line	6	6
Canada — Nordstrom Rack	6	6
Other Full-Price[1]	14	12
Off-Price
U.S. — Nordstrom Rack	243	238
Last Chance clearance stores	2	2
Total	381	380
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and Nordstrom Local neighborhood hubs.

Gross Square Footage	30,237,000	30,591,000
FISCAL YEAR 2019 OUTLOOK
The Company’s revised annual earnings per diluted share outlook of $3.30 to $3.50 does not include an estimated one-time charge related to its debt refinancing in the fourth quarter of approximately $0.04. The impact of tariffs is not expected to be material for the year.

	Prior Outlook	Current Outlook
Net sales	Approximately 2 percent decrease	Approximately 2 percent decrease
Credit card revenues, net	Low to mid single-digit growth	Mid single-digit growth
EBIT	$805 to $855 million	$815 to $855 million
EBIT margin	5.3 to 5.6 percent	5.4 to 5.6 percent
Earnings per diluted share (excluding the impact of any potential future share repurchases)	$3.25 to $3.50	$3.30 to $3.50
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss third quarter 2019 results and fiscal 2019 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13696222, until the close of business on November 28, 2019.

ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 381 stores in 40 states, including 116 full-line stores in the United States, Canada and Puerto Rico; 249 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and five Nordstrom Local service concepts. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words "will," "may," "designed to," "outlook," "believes," "should," "targets," "anticipates," "assumptions," "plans," "expects" or "expectations," "intends," "estimates," "forecasts," "guidance" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$3,566	$3,648	$10,694	$11,097
Credit card revenues, net	106	100	293	280
Total revenues	3,672	3,748	10,987	11,377
Cost of sales and related buying and occupancy costs	(2,344)	(2,435)	(7,049)	(7,311)
Selling, general and administrative expenses	(1,135)	(1,208)	(3,453)	(3,562)
Earnings before interest and income taxes	193	105	485	504
Interest expense, net	(20)	(25)	(66)	(81)
Earnings before income taxes	173	80	419	423
Income tax expense	(47)	(13)	(115)	(107)
Net earnings	$126	$67	$304	$316

Earnings per share:
Basic	$0.81	$0.40	$1.96	$1.88
Diluted	$0.81	$0.39	$1.95	$1.85

Weighted-average shares outstanding:
Basic	155.2	168.8	155.1	168.1
Diluted	155.8	172.4	155.9	171.0

Percent of net sales:
Gross profit	34.3%	33.3%	34.1%	34.1%
Selling, general and administrative expenses	31.8%	33.1%	32.3%	32.1%
Earnings before interest and income taxes	5.4%	2.9%	4.5%	4.5%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	November 2, 2019	February 2, 2019	November 3, 2018
Assets
Current assets:
Cash and cash equivalents	$487	$957	$1,127
Accounts receivable, net	234	148	190
Merchandise inventories	2,542	1,978	2,614
Prepaid expenses and other	310	291	366
Total current assets	3,573	3,374	4,297

Land, property and equipment (net of accumulated depreciation of $6,884, $6,647 and $6,517)	4,146	3,921	3,858
Operating lease right-of-use assets	1,784	—	—
Goodwill	249	249	249
Other assets	323	342	305
Total assets	$10,075	$7,886	$8,709

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,148	$1,469	$2,106
Accrued salaries, wages and related benefits	470	580	526
Current portion of operating lease liabilities	238	—	—
Other current liabilities	1,125	1,324	1,202
Current portion of long-term debt	—	8	8
Total current liabilities	3,981	3,381	3,842

Long-term debt, net	2,679	2,677	2,678
Deferred property incentives, net	4	457	465
Non-current operating lease liabilities	1,895	—	—
Other liabilities	665	498	521

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 155.2, 157.6 and 168.9 shares issued and outstanding	3,106	3,048	3,029
Accumulated deficit	(2,217)	(2,138)	(1,777)
Accumulated other comprehensive loss	(38)	(37)	(49)
Total shareholders’ equity	851	873	1,203
Total liabilities and shareholders’ equity	$10,075	$7,886	$8,709

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	November 2, 2019	November 3, 2018
Operating Activities
Net earnings	$304	$316
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses and other, net	482	498
Amortization of deferred property incentives	—	(49)
Right-of-use asset amortization	132	—
Deferred income taxes, net	25	11
Stock-based compensation expense	55	72
Change in operating assets and liabilities:
Accounts receivable	31	(45)
Merchandise inventories	(515)	(526)
Prepaid expenses and other assets	(68)	(78)
Accounts payable	579	554
Accrued salaries, wages and related benefits	(109)	(50)
Other current liabilities	(175)	(102)
Deferred property incentives	4	37
Lease liabilities	(191)	—
Other liabilities	15	4
Net cash provided by operating activities	569	642

Investing Activities
Capital expenditures	(741)	(429)
Other, net	24	(19)
Net cash used in investing activities	(717)	(448)

Financing Activities
Principal payments on long-term borrowings	—	(54)
Increase in cash book overdrafts	58	34
Cash dividends paid	(172)	(186)
Payments for repurchase of common stock	(210)	(155)
Proceeds from issuances under stock compensation plans	19	160
Tax withholding on share-based awards	(17)	(19)
Other, net	—	(28)
Net cash used in financing activities	(322)	(248)

Net decrease in cash and cash equivalents	(470)	(54)
Cash and cash equivalents at beginning of period	957	1,181
Cash and cash equivalents at end of period	$487	$1,127

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales for the quarter and nine months ended November 2, 2019 compared with the same periods in fiscal 2018:

	Quarter Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales by business:
Full-Price	$2,270	$2,367	$6,928	$7,314
Off-Price	1,296	1,281	3,766	3,783
Total net sales	$3,566	$3,648	$10,694	$11,097

Net sales increase (decrease) by business:
Full-Price	(4.1%)	0.4%	(5.3%)	1.9%
Off-Price	1.2%	5.8%	(0.4%)	3.4%
Total Company	(2.2%)	2.3%	(3.6%)	2.4%

Digital sales as % of total net sales[1]	34%	31%	32%	29%
1 Digital sales are online sales and digitally assisted store sales which include Online Order Pickup, Ship to Store and Style Board, a digital selling tool. In 2019, we updated our digital sales calculation to include accounting adjustments consistent with our net sales calculation. Prior year amounts have been reclassified to conform with current period presentation. We do not expect this change to be material for the full year, though some timing differences occurred between the second and third quarters.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors and credit agencies in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and it is an important indicator of shareholders’ return over the long term.
For 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are comprised of three quarters of activity under the new lease standard (“Lease Standard”) for 2019, and the fourth quarter of 2018 under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitution for our results as reported under GAAP.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of the components of Adjusted ROIC and return on assets:

	Four Quarters Ended
	November 2, 2019	November 3, 2018
Net earnings	$551	$467
Add: income tax expense	178	276
Add: interest expense	101	124
Earnings before interest and income tax expense	830	867

Add: operating lease interest[1]	76	—
Add: rent expense, net	66	251
Less: estimated depreciation on capitalized operating leases[2]	(35)	(134)
Adjusted net operating profit	937	984

Less: estimated income tax expense	(228)	(365)
Adjusted net operating profit after tax	$709	$619

Average total assets	$9,403	$8,269
Less: average non-interest-bearing current liabilities	(3,563)	(3,429)
Less: average deferred property incentives in excess of ROU assets[3]	(232)	—
Add: average estimated asset base of capitalized operating leases[2]	502	1,994
Less: average deferred property incentives and deferred rent liability	(150)	(625)
Average invested capital	$5,960	$6,209

Return on assets[4]	5.9%	5.6%
Adjusted ROIC[4]	11.9%	10.0%
1 As a result of the adoption of the Lease Standard, we add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the operating lease right-of-use assets (“ROU assets”), we reclassify the amount from assets to other current liabilities and other liabilities. As a result of the adoption of the Lease Standard, we reduce average total assets, as this better reflects how we manage our business.
4 Results for the four quarters ended November 3, 2018 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted return on assets by approximately 60 basis points and Adjusted ROIC by approximately 80 basis points. For the four quarters ended November 2, 2019, the adoption of the Lease Standard negatively impacted return on assets by approximately 90 basis points and Adjusted ROIC by approximately 20 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure.
For 2019, income statement activity for Adjusted EBITDAR is comprised of three quarters of activity under the Lease Standard for 2019 and the fourth quarter of 2018 under the previous lease standard. Balance sheet amounts are as of the end of the quarter, and under the new Lease Standard for 2019 and the previous lease standard for 2018. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated capitalized operating lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution for our results as reported under GAAP.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2019[1]	2018[1]
Debt	$2,679	$2,686
Add: operating lease liabilities	2,133	—
Add: estimated capitalized operating lease liability[2]	—	2,011
Adjusted Debt	$4,812	$4,697

Net earnings	$551	$467
Add: income tax expense	178	276
Add: interest expense, net	89	111
Earnings before interest and income taxes	818	854

Add: depreciation and amortization expenses	656	686
Add: lease costs, net[3]	205	—
Add: rent expense, net	66	251
Adjusted EBITDAR	$1,745	$1,791

Debt to Net Earnings[4]	4.9	5.8
Adjusted Debt to EBITDAR[4]	2.8	2.6
1 The components of Adjusted Debt are as of November 2, 2019 and November 3, 2018, while the components of Adjusted EBITDAR are for the four quarters ended November 2, 2019 and November 3, 2018.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 As a result of the adoption of the Lease Standard, we add back lease costs to calculate Adjusted EBITDAR.
4 Results for the four quarters ended November 3, 2018 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted Debt to Net Earnings by 0.5 and Adjusted Debt to EBITDAR by 0.1. For the four quarters ended November 2, 2019, the adoption of the Lease Standard had no impact on Debt to Net Earnings nor Adjusted Debt to EBITDAR.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	November 2, 2019	November 3, 2018
Net cash provided by operating activities	$569	$642
Less: capital expenditures	(741)	(429)
Add: change in cash book overdrafts	58	34
Free Cash Flow	$(114)	$247

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Nine Months Ended
	November 2, 2019	November 3, 2018
Net earnings	$304	$316
Add: income tax expense	115	107
Add: interest expense, net	66	81
Earnings before interest and income taxes	485	504

Add: depreciation and amortization expenses	486	498
Less: amortization of developer reimbursements	(56)	(60)
Adjusted EBITDA	$915	$942